SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of
1933, as amended, and the
General Rules and Regulations
thereunder, a Registration
Statement on Form N-14, SEC
File No. 333-181969, was filed
on June 7, 2012 and amended
on June 28, 2012.  This filing
relates to an Agreement and
Plan of Reorganization whereby
Federated Prime Value
Obligations Fund (Surviving
Fund), a portfolio of Money
Market Obligations Trust,
acquired all of the assets of Fifth
Third Prime Money Market Fund
(Acquired Fund), in exchange for
Shares of the Surviving Fund.
Shares of the Surviving Fund
were distributed on a pro rata
basis to the shareholders of the
Acquired Fund in complete
liquidation and termination of
the Acquired Fund.  As a result,
effective September 7, 2012,
each shareholder of the Acquired
Fund became the owner of
Surviving Fund Shares having a
total net asset value equal to the
total net asset value of his or her
holdings in the Acquired Fund.

The Agreement and Plan of
Reorganization providing for the
transfer of the assets of the
Acquired Fund to the Surviving
Fund was approved by the
Board of Trustees at their
Special Meeting held on April 4,
2012 and was also approved by
Acquired Fund shareholders at a
Special Meeting held on
September 5, 2012.

The Agreement and Plan of
Reorganization for this merger is
hereby incorporated by reference
from the definitive
Prospectus/Proxy Statement
filed with the SEC on July 17,
2012.